EXHIBIT 10S

=====================================================================







                      LEASEHOLD ASSIGNMENT
                            AGREEMENT



                             between

           REAL ESTATE PROPERTIES LIMITED PARTNERSHIP
                                                             Assignor


                               AND


                         FRED MEYER, INC.
                                                             Assignee









        Concerning the Assignor's leasehold interests in the Hazel Dell Fred Meyer Development in Vancouver, Washington,
    the Hawthorne Fred Meyer Development in Portland, Oregon, and
               the Raleigh Hills Fred Meyer Development
                      in Washington County, Oregon

=====================================================================


                        TABLE OF CONTENTS
                        -----------------


                                                                 Page
                                                                 ----
1.   SALE AND ASSIGNMENT OF THE LEASEHOLD INTERESTS . . . . . . . .1

2.   CONSIDERATION. . . . . . . . . . . . . . . . . . . . . . . . .2

3.   EFFECTIVE DATE . . . . . . . . . . . . . . . . . . . . . . . .2

4.   PRECONDITIONS TO ASSIGNEE'S OBLIGATIONS. . . . . . . . . . . .2
     4.1  Investigations and Contingency Period . . . . . . . . . .2
     4.2  Conveyance; Title Review. . . . . . . . . . . . . . . . .2
     4.3  Hazardous or Toxic Materials. . . . . . . . . . . . . . .3
     4.4  No Material Changes . . . . . . . . . . . . . . . . . . .4

5.   CONDEMNATION . . . . . . . . . . . . . . . . . . . . . . . . .4

6.   [RESERVED] . . . . . . . . . . . . . . . . . . . . . . . . . .4

7.   CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     7.1  Closing Date. . . . . . . . . . . . . . . . . . . . . . .4
     7.2  Manner and Place of Closing . . . . . . . . . . . . . . .4
     7.3  Prorations. . . . . . . . . . . . . . . . . . . . . . . .5
     7.4  Conveyance of Leasehold Interests . . . . . . . . . . . .5
     7.5  FIRPTA. . . . . . . . . . . . . . . . . . . . . . . . . .5
     7.6  Events of Closing . . . . . . . . . . . . . . . . . . . .5
     7.7  Title Insurance . . . . . . . . . . . . . . . . . . . . .6
     7.8  Lease . . . . . . . . . . . . . . . . . . . . . . . . . .6

8.   REPRESENTATIONS, WARRANTIES AND COVENANTS. . . . . . . . . . .6
     8.1  Assignor's Representations, Warranties
	  and Covenants . . . . . . . . . . . . . . . . . . . . . .6
     8.2  Assignee's Representations and Warranties . . . . . . . .7

9.   CONDUCT UNTIL CLOSING; ASSIGNOR'S COOPERATION;
     DISCLAIMER . . . . . . . . . . . . . . . . . . . . . . . . . .7

10.  FAILURE TO CLOSE . . . . . . . . . . . . . . . . . . . . . . .8
     10.1 Assignor's Remedies . . . . . . . . . . . . . . . . . . .8
     10.2 Assignee's Remedies . . . . . . . . . . . . . . . . . . .8

11.  GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . .8
     11.1 Binding Effect; Assignment. . . . . . . . . . . . . . . .8
     11.2 Time of Essence . . . . . . . . . . . . . . . . . . . . .8
     11.3 Notices . . . . . . . . . . . . . . . . . . . . . . . . .8
     11.4 Waiver. . . . . . . . . . . . . . . . . . . . . . . . . .9
     11.5 Attorneys' Fees . . . . . . . . . . . . . . . . . . . . .9
     11.6 Prior Agreements. . . . . . . . . . . . . . . . . . . . .9
     11.7 Applicable Law. . . . . . . . . . . . . . . . . . . . . .9
     11.8 Brokers . . . . . . . . . . . . . . . . . . . . . . . . .9
     11.9 Changes in Writing. . . . . . . . . . . . . . . . . . . .9
     11.10 Counterparts . . . . . . . . . . . . . . . . . . . . . .9
     11.12 Survival . . . . . . . . . . . . . . . . . . . . . . . .9
     11.13 Effect of Extensions and Modifications;
           Backup Offers. . . . . . . . . . . . . . . . . . . . . .9
     11.14 Disclaimer; Duty to Disclose . . . . . . . . . . . . . 10


     11.15 Representations; Condition of Properties . . . . . . . 10
     11.16 Related Agreement. . . . . . . . . . . . . . . . . . . 10
     11.17 Certain Obligations. . . . . . . . . . . . . . . . . . 10
     11.18 Indemnity. . . . . . . . . . . . . . . . . . . . . . . 10

12.  APPROVAL BY ASSIGNOR . . . . . . . . . . . . . . . . . . . . 11

EXHIBIT A-1    Legal Description of Hawthorne Property
EXHIBIT A-2    Legal Description of Hazel Dell Property
EXHIBIT A-3    Legal Description of Raleigh Hills Property
EXHIBIT B-     Reports
EXHIBIT C-     Form of Lease Assignment


                 LEASEHOLD ASSIGNMENT AGREEMENT
                 ------------------------------
            (Hawthorne, Hazel Dell and Raleigh Hills)


     This LEASEHOLD ASSIGNMENT AGREEMENT (this "Agreement"), dated as of March 10, 1995, between REAL ESTATE PROPERTIES LIMITED PARTNERSHIP, an Oregon limited partnership ("Assignor"), and FRED MEYER, INC., a Delaware corporation, or its assign ("Assignee"), recites and provides as follows:

                            RECITALS

     A. Assignor currently leases the real property located in Portland, Multnomah County, Oregon, described in the attached Exhibit A-1 (the "Hawthorne Property") from REC Resolution Company, Inc., an Oregon corporation ("REC"), pursuant to a lease agreement dated as of February 5, 1963 (the "Hawthorne Master Lease"). Assignor subleases the Hawthorne Property to Fred Meyer, Inc., a Delaware corporation, pursuant to a lease agreement dated as of October 22, 1986 (the "Hawthorne Sublease").

     B. Assignor currently leases the real property located in Vancouver, Clark County, Washington, described in the attached Exhibit A-2 (the "Hazel Dell Property") from REC, pursuant to two lease agreements dated as of October 2, 1962, and March 1, 1978 (collectively, the "Hazel Dell Master Lease"). Assignor subleases the Hazel Dell Property to Roundup Co., a Washington corporation, pursuant to a lease agreement dated as of October 22, 1986 (the "Hazel Dell Sublease").

     C    Assignor currently leases the real property located in
Washington County, Oregon, described in the attached Exhibit A-3 (the "Raleigh Hills Property") from REC, pursuant to a lease agreement dated as of March 3, 1966 (the "Raleigh Hills Master Lease"). Assignor subleases the Hawthorne Property to Fred Meyer, Inc., a Delaware corporation, pursuant to a lease agreement dated as of October 22, 1986 (the "Raleigh Hills Sublease").

     D. The Hawthorne Property, the Hazel Dell Property, and the Raleigh Hills Property, together with all buildings and other improvements located thereon and all rights and appurtenances belonging thereto or in any way appertaining thereto and all right, title and interest of Assignor in and to any and all roads, streets, alleys and ways, bounding such property are collectively referred to herein as the "Properties." The Hawthorne Master Lease, the Hazel Dell Master Lease and the Raleigh Hills Master Lease are sometimes collectively referred to as the "Master Leases." The Hawthorne Sublease, the Hazel Dell Sublease and the Raleigh Hills Sublease are sometimes collectively referred to as the "Subleases."

     E. Assignor desires to sell and assign to Assignee the Assignor's interests under the Master Leases and the Subleases to Assignee, and Assignee desires to purchase and assume such interests from Assignor, on the terms and conditions set forth in this Agreement.



                           Agreements

          NOW, THEREFORE, for value received and in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

     1. SALE AND ASSIGNMENT OF THE LEASEHOLD INTERESTS. Assignor agrees to sell and assign to Assignee, and Assignee agrees to purchase and assume from Assignor, the interests of Assignor as lessee under the Master Leases and the interests of Assignor as sublessor under the Subleases, on the terms and conditions set forth in this Agreement. The interests to be sold and assigned pursuant to this Agreement are referred to below as the "Leasehold Interests".

     2. CONSIDERATION. The total cash consideration to be paid by Assignee for the assignment of the Leasehold Interests is NINE
MILLION ONE HUNDRED THOUSAND DOLLARS ($9,100,000). The consideration is allocated among the various portions of the Leasehold Interests as follows:

                               Land        Improvements        Total
                               ----        ------------        -----
Hazel Dell Property       $1,133,600.00    $1,866,400.00    $3,000,000.00

Hawthorne Property          $783,712.00    $1,316,288.00    $2,100,000.00

Raleigh Hills Property    $1,235,480.00    $2,764,520.00    $4,000,000.00

      3. EFFECTIVE DATE. The "Effective Date" for purposes of this Agreement is the date that this Agreement is mutually executed and delivered.

     4. PRECONDITIONS TO ASSIGNEE'S OBLIGATIONS. The close of escrow and Assignee's obligation to purchase and assume the Leasehold Interests are subject to the satisfaction, not later than the Closing Date (unless otherwise provided), of the following conditions, and the obligations of the parties with respect to such conditions are as set forth in this Section 4. The conditions set forth in this Section 4 are solely for the benefit of Assignee and may be waived only by Assignee. Assignee shall at all times have the right to waive any condition. Such waiver or waivers shall be in writing to Assignor.

          4.1 Investigations and Contingency Period. Assignee shall be satisfied, in its sole and absolute judgment, that the Leasehold Interests suit its needs and that the acquisition of the Leasehold Interests can be financed in a manner acceptable to Assignee, and Assignee shall have obtained such senior management and board of director approvals of this transaction as Assignee may deem necessary or desirable. Assignee shall have until the date 90 days after the Effective Date (or until such earlier date as Assignee may elect in writing by waiving the right to terminate under this Section) (the "Contingency Period") to determine whether the conditions precedent set forth in this


Section 4.1 have been satisfied or waived. If Assignee fails to notify Assignor within the Contingency Period that such conditions are waived or satisfied, then this Agreement shall terminate and neither party shall have any further obligations hereunder.

          4.2 Conveyance; Title Review. At closing Assignor shall assign and convey the Leasehold Interests to Assignee pursuant to lease assignments in the form attached as Exhibit C.

               (a) Title Report, Survey, Etc. Assignee shall within 10 days after the Effective Date obtain current preliminary title reports on the Leasehold Interests, from First American Title Insurance Company ("Title Company"). Assignee shall also, as promptly as possible and in any event within 45 days after the Effective Date, obtain current ALTA surveys of the Properties meeting Assignee's survey requirements. The cost of the surveyor's work will be paid by Assignee.

               (b)  Title Approval Procedure.

                    (1)  Within 20 days after receipt of all of
the title reports and surveys, Assignee will review such materials and notify Assignor in writing of Assignee's approval (or disapproval) of any exceptions shown in the title reports, other than an exception for current property taxes, and of such surveys. Failure to notify Assignor than an item is approved shall be deemed to be disapproval of such item. In the event of such disapproval: (i) Assignor shall be obligated to remove (or commit to remove) any disapproved lien or other financial encumbrance (a "Lien"), at or prior to closing; and (ii) Assignor agrees to exert its best efforts to remove any other disapproved matter (but Assignor is not absolutely obligated to remove a disapproved matter other than a Lien).

                    (2)  Assignor shall have 20 days from the
date that items are disapproved or deemed disapproved to eliminate any disapproved title exceptions or survey matters (or as to any Liens, to commit in writing to eliminate such Liens at or prior to closing). If Assignor is unable to eliminate a disapproved title exception or survey matter within such twenty-day period, despite Assignor's best efforts to do so, either party may elect to rescind this Agreement by notice to the other party within ten days after the expiration of the twenty-day period. In such event, all obligations of the parties under this Agreement shall thereafter cease. Assignee may preserve this Agreement, however, if Assignee notifies Assignor within twenty days after delivery of a notice of termination by Assignor, that either: (a) Assignee waives its objection to the relevant encumbrance(s); or (b) as to encumbrances that can be removed by the payment of money, Assignee intends at closing to pay the amount necessary to remove such encumbrances. If Assignee so preserves this Agreement, this Agreement shall remain in full force and effect, and Assignee will receive a credit at closing in the amount of any sum paid by Assignee to remove such encumbrances on title.

                    (3)  As to any exceptions to title placed
of record or first identified after issuance of the preliminary title report or revealed by any supplemental report, there shall be a 10-day period for Assignee to review and approve or disapprove such exceptions on the same basis as provided above.

                    (4)  With respect to the Raleigh Hills
Property, the parties are aware that boundary line questions in three locations have been identified on a preliminary survey. Assignor shall use its best efforts to resolve such questions to the satisfaction of Assignee and the title company, such that the title company will issue extended coverage title insurance insuring the surveyed border of the Property without exception for boundary line matters or encroachments. Assignee shall cooperate in such efforts. Final resolution of such matters to Assignee's satisfaction is a condition to Assignee's obligation to close.

               (c) Master Leases. Within 10 days after the Effective Date, Assignor shall deliver to Assignee true and complete copies of the Master Leases together with all amendments, supplements or addenda thereto. Assignee shall review the Master Leases as part of its due diligence review during the Contingency Period.

          4.3 Hazardous or Toxic Materials. Exhibit B sets forth a complete list of all written soils, environmental or other reports or studies in Assignor's possession concerning any hazardous waste or hazardous substances (as defined in Section 8.1) on, in or under the Properties or any underground storage tanks on the Properties (collectively, the "Reports"). In addition, Assignor has made available to Assignee for inspection other documents ("Environmental Documents") relating to hazardous substances on, in or under the Property as further described in Exhibit B. Assignor has provided or will promptly provide complete copies of the Reports and any other such reports discovered by Assignor after the date hereof. During the Contingency Period, Assignee will cause to be conducted such investigations or audits of the environmental condition of the Properties as Assignee deems prudent. Assignee will on request provide to Assignor copies of any reports prepared by third parties in connection with such investigations or audits. In the event that, prior to the Closing Date, any hazardous substances in amounts or of kinds that violate or could give rise to liability under environmental laws (as defined in Section 8.1) are discovered on, in, or under any of the Properties, or any underground storage tanks are discovered on any of the Properties, Assignee may elect, within ten days after learning of the discovery of such matter, to terminate this Agreement by notice to the Assignor; provided, however, that Assignor may preserve this Agreement by notifying Assignee (within 10 days after receipt of the Assignee's termination notice) that Assignor commits at its expense to perform any remediation necessary to correct the problem to the satisfaction of Assignee (in Assignee's discretion) and any governmental agency with jurisdiction over the Properties, and the parties thereafter document such remediation commitment in a manner acceptable to Assignee. If this Agreement is so terminated, the parties shall thereafter have no further obligations under this Agreement.



          4.4 No Material Changes. At the Closing Date, there shall have been no material adverse changes in the condition of or legal requirements applicable to the Properties (provided that the condemnation activities affecting the Hazel Dell Property referenced in Section 5.2 of this Agreement shall not be deemed a material adverse change).

     5.   CONDEMNATION.

          5.1 Subject to Section 5.2, if, prior to closing, any part of the Property is condemned or appropriated by public authority or any party exercising the right of eminent domain, or is threatened thereby, then this Agreement shall, at the election of the Assignee, become null and void. In the event the Assignee elects not to terminate this Agreement, the consideration to be paid by Assignor shall not be affected, but Assignee shall be entitled to all proceeds of such award attributable to the Leasehold Interests (or, if the award is made prior to closing, Assignor shall receive such proceeds but Assignee shall receive a credit against the consideration to be paid in the net amount of such proceeds). Assignor will promptly notify Assignee as to the commencement of any such action or any communication from a condemning authority that a condemnation or appropriation is contemplated, and will cooperate with Assignee in the response to or defense of such actions, and permit Assignee to participate fully in, and approve any settlement of, any such proceedings.

          5.2 Assignee acknowledges that proposals exist (1) to close the access to the Hazel Dell Property from 78th Street, and
(2) to condemn a portion of the Hazel Dell Property in connection with the construction of light rail facilities. Such condemnation actions shall not constitute grounds to terminate this Agreement. Assignee and Assignor agree to cooperate and exert their best efforts to avoid closure of such access, including, if Assignee deems it appropriate, institution of legal proceedings; provided, Assignor shall not be required to incur out of pocket costs in connection with such efforts. Assignee shall have the right to direct such efforts and proceedings, and legal proceedings so instituted shall be at Assignee's expense. Proceeds from any such condemnation or access closure shall be handled as provided in Section 5.1.

     6.   [RESERVED]

     7.   CLOSING.

          7.1  Closing Date.  This transaction will be closed
(the "Closing") on a date to be selected by Assignee and reasonably acceptable to Assignor, but not later than 15 days after expiration of the Contingency Period and not earlier than March 1, 1995 (the "Closing Date").

          7.2 Manner and Place of Closing. This transaction will be closed by an escrow officer of First American Title Insurance Company (or other Title Company selected pursuant to
Section 4.2) (the "Escrow Officer") at its office in Portland, Oregon, or at such other place as the parties may mutually select. Closing shall take place in the manner and in accordance with the provisions set forth in this Agreement.



          7.3 Prorations. There shall be no prorations of taxes or expenses, as Assignee or Assignee's subsidiary is under the Subleases responsible for taxes and expenses, and is entitled to all income derived from, the Properties other than rent owing under the Master Leases and the Subleases. Rent owing under the Master Leases and the Subleases shall be prorated as of 12:01 a.m. on the Closing Date, with Assignor entitled to the rents under the Subleases and obligated with respect to the rents under the Master Leases through such time, and with Assignee obligated with respect to the rents under the Subleases through such time.

          7.4 Conveyance of Leasehold Interests. Conveyance of the Leasehold Interests shall be by delivery of lease assignment agreements in the form attached as exhibit C. All municipal, county, state and federal transfer and documentary stamp taxes, if any, shall be paid by Assignor at the time of closing. The assignment shall be free of encumbrances of any kind, without exceptions, unless otherwise specified herein or approved pursuant to Section 4.2, and except for the lien of real estate taxes not yet payable, so as to convey to Assignee good and marketable title to the Leasehold Interests. The conveyance will be free of all tenancies other than (1) the occupancy of Fred Meyer, Inc., or Roundup Co., pursuant to the Subleases; and (2) subleases, rental agreements or licenses in which Fred Meyer, Inc., or its subsidiary is the sublessor, landlord or licensor.

          7.5 FIRPTA. Assignor shall deliver to Assignee at closing an affidavit that Assignor is not a "foreign person" under FIRPTA, in form satisfactory to Assignee.

          7.6 Events of Closing. Provided the Escrow Officer has received the sums and is in a position to cause the title insurance policy to be issued as described below, this transaction will be closed on the Closing Date as follows:

               (a)  Assignee shall pay the total cash
consideration for the Leasehold Interests in immediately available funds, adjusted for the charges and credits set forth in this section.

               (b) Any liens or other encumbrances on title required by this Agreement to be paid or removed by Assignor at closing shall be paid and satisfied or removed of record at Assignor's expense.

               (c)  Assignor and Assignee shall execute and
deliver the lease assignment agreements contemplated by Section
7.4.

               (d) Title Company will commit to issue the policy described in Section 7.7, upon recordation of the closing documents.

               (e)  The parties will execute any additional
documentation required with respect to the matters described in Sections 7.4 and 7.5.

               (f) The Escrow Officer will record the lease assignment agreement(s).


               (g) The escrow fee shall be paid equally by the parties. Any real estate excise or transfer tax will be paid by Assignor. The recording fees for the lease assignment agreements will be paid by Assignee. Assignor shall be charged with the premium (including any sales or excise tax) for the title insurance policies to be delivered to Assignee, except that Assignee shall be responsible for the portion of the premium (including any sales or excise tax) attributable to extended coverage if Assignee elects to obtain it, and for the cost of any endorsements requested by Assignee.

               (h)  There are no brokerage fees.

               (i) If any other closing costs not specifically provided for herein are due at closing of this transaction, each party shall pay such closing costs as are normally and customarily the responsibility of such party. In addition to any other items required to be paid by either party pursuant to this Agreement, each party shall pay its own attorneys' fees.

          7.7 Title Insurance. As soon as possible after the Closing Date, Assignor shall cause the Title Company to furnish Assignee with a standard policy of title insurance in the amount of the total cash consideration for each Leasehold Interest, in form acceptable to Assignee, subject only to exceptions for the matters accepted by Assignee pursuant to Section 4.2. At Assignee's option, such policies shall be in ALTA extended coverage form (full or partial), in which case Assignor and Assignee will execute such affidavits as may be necessary to obtain the extended coverage. Extra title premiums attributable to extended coverage shall be Assignee's expense.

          7.8 Lease. If Assignee elects to assign this Agreement and the right to purchase the Leasehold Interests to a third party that will lease the Properties to Assignor, the parties will execute any additional documentation necessary to implement such assignment and lease, provided that Assignor shall not be required to incur any additional expense or any material risk in connection therewith.

     8.   REPRESENTATIONS, WARRANTIES AND COVENANTS.

          8.1  Assignor's Representations, Warranties and
Covenants.  Assignor represents and warrants to Assignee that:

               (a)  To the Assignor's actual knowledge and
without independent investigation, and except as disclosed on the
Reports: (1) there are no hazardous substances (as defined below) on, within, under or upon the Properties, in amounts or of kinds that in their current condition pose a threat to human health or the environment or pose a risk of liability under environmental laws (provided, however, that due to the age of the improvements on the Properties, there may be asbestos containing materials used in the construction of such improvements); and (2) there are no underground storage tanks within the Properties. Assignor does hereby assign to Assignee (effective at and as of the Closing Date) any and all environmental warranties, indemnification agreements and rights of action Assignor may have against third parties (if any) relating to the presence of any such hazardous substances or underground tanks. As used in this Agreement, the term "environmental laws" includes any and all state, federal and local statutes, regulations, and ordinances to which the Properties are subject and relating to the protection of human health and the environment, as well as any judgments, orders, injunctions, awards, decrees, covenants, conditions, or other restrictions or standards relating to same; and the term "hazardous substances" includes all hazardous and toxic substances, wastes, or materials, including without limitation all substances, wastes, and materials containing either petroleum, including crude oil or any fraction thereof, or any of the substances referenced in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601(14), and similar or comparable state or local laws.

               (b) Except as disclosed to Assignee in writing (and other than the potential condemnation affecting the Hazel Dell Property referenced in Section 5.2 above), Assignor has received no written notice of any condemnation, environmental, zoning or other land-use regulation proceedings which would detrimentally affect the use and operation of the Properties or the value of the Properties nor has Assignor received notice of any special assessment proceedings affecting the Properties.

               (c) There is no litigation pending or to the Assignor's actual knowledge threatened against Assignor that arises out of the ownership of the Leasehold Interests and would be binding on the Assignee or might detrimentally affect the use or operation of the Properties for their intended purpose or the value of the Leasehold Interests or adversely affect the ability of Assignor to perform its obligations under this Agreement.

               (d) The persons who have executed this Agreement have been duly authorized to do so by Assignor. All documents delivered at closing will be executed by a duly authorized person. Assignor has a good and legal right to enter into this Agreement and to perform all covenants of Assignor contained in this Agreement in accordance with its terms.

               (e) The copies of the Master Leases provided to Assignee by Assignor have been and/or will be true and complete. There are no liabilities or obligations binding on holder of the Leasehold Interests that are not reflected in the copies of the Master Leases to be provided by Assignor. As of Closing, Assignor's interest in the Master Leases, the Subleases and the rentals due or to become due thereunder will be free of any assignments, encumbrances or liens, except for encumbrances accepted by Assignee pursuant to Section 4.2. No leasing or brokerage fees or commissions of any nature whatsoever are currently or shall become due or owing at or after Closing to any person, firm, corporation, or entity with respect to the Master Leases, the Subleases, or the Leasehold Interests.

          8.2 Assignee's Representations and Warranties. Assignee represents and warrants to Assignor that the persons who have executed this Agreement have been duly authorized to do so by Assignee (subject to the provisions of Section 4.1 and 12). All documents delivered at closing will be executed by a duly authorized person. Assignee has a good and legal right to enter into this Agreement and to perform all covenants of Assignee contained in this Agreement in accordance with its terms.

     9. CONDUCT UNTIL CLOSING; ASSIGNOR'S COOPERATION; DISCLAIMER. From the date of this Agreement until the Closing Date, Assignor shall cause all liens on the Leasehold Interests incurred by Assignor to be paid current, and will not further mortgage or encumber the Leasehold Interests or increase the amount of any current indebtedness on the Leasehold Interests.
No provision of this Agreement or previous (or subsequent) conduct or activities of the parties will be construed: (i) as making either party an agent, principal, partner or joint venturer with the other party, (ii) as creating any express or implied obligation for Assignee to operate the Properties as a Fred Meyer retail facility or otherwise, or (iii) as making either party responsible for payment or reimbursement of any costs incurred by the other, whether or not such development occurs (except as may be expressly set forth herein or in its attached exhibits). WHETHER AND HOW ASSIGNEE MAY DEVELOP, REDEVELOP OR OPERATE THE PROPERTIES POST-CLOSING IS AT ASSIGNEE'S DISCRETION. ASSIGNOR WILL NOT HAVE ANY CLAIM AGAINST (OR RIGHT TO RECOVER ANY DAMAGES OR COSTS FROM) ASSIGNEE IN THE EVENT ASSIGNEE DOES NOT DEVELOP, REDEVELOP OR CONTINUE TO OPERATE THE PROPERTIES.

     10.  FAILURE TO CLOSE.

          10.1 Assignor's Remedies. In the event that this transaction fails to close on account of Assignee's fault or inability to close, and Assignee has not exercised any right to terminate or rescind this Agreement as provided herein, Assignee shall pay to Assignor the sum of $25,000 as full liquidated damages. SUCH AMOUNT HAS BEEN AGREED BY THE PARTIES TO BE REASONABLE COMPENSATION AND THE EXCLUSIVE REMEDY FOR Assignee'S DEFAULT, SINCE THE PRECISE AMOUNT OF SUCH COMPENSATION WOULD BE DIFFICULT TO DETERMINE. Assignor hereby waives any right to specific enforcement of this Agreement, and any right to sue for damages (including lost profits or consequential damages) other than the liquidated damages provided for in this Section. The parties are initialing this Section for purposes of acknowledging and agreeing to such exclusive remedy and liquidated damages provision.

Initials of:   Assignor _____                Assignee _____

          10.2 Assignee's Remedies. In the event that the transaction fails to close on account of Assignor's fault or Assignor's inability to deliver title acceptable to Assignee pursuant to Section 4.2, Assignee shall be entitled to such remedies for breach of contract as may be available under applicable law, including (without limitation) the remedy of specific performance, collection of damages, recovery of costs and attorneys' fees.

     11.  GENERAL PROVISIONS.

          11.1 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties, and their respective heirs, personal representatives, successors, and assigns. Assignee reserves the right to assign the right to purchase the Leasehold Interests to any third party at closing. Assignee also reserves the right to assign the Agreement at or prior to closing to an entity that will lease the Leasehold Interests to Assignee. Unless otherwise agreed, however, no such assignment shall release Assignee from its obligations under this Agreement, or increase Assignor's obligations in any respect.

          11.2 Time of Essence. Time is of the essence of each and every provision of this Agreement.

          11.3 Notices. All demands or notices required or permitted to be given under this Agreement shall be in writing. Notices may be served by certified or registered mail, postage paid with return receipt requested; by facsimile, or other telecommunication device capable of transmitting or creating a written record (provided that a copy is also sent by U.S. Mail, first class); or personally. Mailed notices shall be deemed delivered five (5) days after mailing, properly addressed. Telex or telecommunicated notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Unless a party changes its address by giving notice to the other party as provided herein, notices shall be delivered to the parties at the following addresses:

Assignor:      REAL ESTATE PROPERTIES LIMITED PARTNERSHIP
               Suite 200
               15115 SW Sequoia Parkway
               Portland, OR  97224
               Attn:  Dave Ramus
               Facsimile No. (503) 624-7755

Assignee:      Fred Meyer, Inc.
               P.O. Box 42121
               Portland, Oregon  97242-0121
               (Street Address - 3800 S.E. 22nd Avenue,
               Portland, Oregon  97202)
               Attn: Scott L. Wippel
               Facsimile No.: (503) 797-3539

          11.4 Waiver. Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party's right to enforce the provision. Waiver of any breach of any provision shall not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

          11.5 Attorneys' Fees. In the event suit or action is instituted to interpret or enforce the terms of this Agreement or to rescind this Agreement, the prevailing party shall be entitled to recover from the other party such sum as the court may adjudge reasonable as attorneys' fees at trial, on any appeal, and on any petition for review, in addition to all other sums provided by law.
          11.6 Prior Agreements. This Agreement supersedes and replaces all written and oral agreements previously made or existing between the parties (including, without limitation, all previous letters of intent and addenda thereto and all verbal agreements and understandings).

          11.7 Applicable Law. This Agreement shall be construed, applied and enforced in accordance with the laws of the State of Oregon (provided, as to the equitable remedies of Assignee with respect to the Hazel Dell Property, Washington law shall apply).

          11.8 Brokers. Each party will defend, indemnify, and hold the other party harmless from any claim, loss, or liability made or imposed by any other party claiming a commission or fee in connection with this transaction and arising out of its own conduct.

          11.9 Changes in Writing. This Agreement and any of its terms may only be changed, waived, discharged or terminated by a written instrument signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

          11.10 Counterparts. This Agreement may be executed simultaneously or in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

          11.11 Invalidity of Provisions. In the event any provision of this Agreement is declared invalid or is unenforceable for any reason, such provision shall be deleted from such document and shall not invalidate any other provision contained in the document.

          11.12 Survival. All representations, warranties and obligations of the parties in this Agreement shall survive the Closing Date and delivery of the lease assignment agreements contemplated in this Agreement and be fully enforceable thereafter.

          11.13 Effect of Extensions and Modifications;
Backup Offers. Any amendment to this agreement (including any extension of time for waiver of conditions or closing) shall be deemed to be a modification of the continuing existing agreement, rather than a rescission or termination of such agreement. Assignor will not accept any "backup", "standby" or other additional offers to purchase the Leasehold Interests without Assignee's written consent. In any event, any such additional offer shall be subordinate to this Agreement as it may be extended or modified.

          11.14 Disclaimer; Duty to Disclose. As to any reports or other materials provided by one party to the other party herein, the party providing such reports or materials is not warranting (and will not be liable or responsible for) the accuracy, fitness or usability of such reports or materials or any recommendations or conclusions stated therein. All representations and warranties of the parties in this Agreement are limited to the best of the party's actual knowledge, without independent investigation or examination. If either party obtains actual knowledge prior to the Closing Date of a fact which would make any of the representations and warranties in this Agreement false, such party will notify the other party of such fact. A party will not be deemed in breach of a representation or warranty in this Agreement or liable to the other party for any claimed misrepresentation in this Agreement after the Closing Date unless the party had actual knowledge on the Closing Date that the representation or warranty was false and failed to disclose to the other party the fact known to the party which made the representation or warranty false.

          11.15 Representations; Condition of Properties. Assignee or Assignee's affiliate has heretofore operated and occupied the Properties and has thoroughly and completely examined and is fully aware of the physical condition of the Properties as well as any governmental permits or approvals required in connection with Assignee's use of the Properties, the suitability of the Properties for Assignee's intended use, the availability of utilities and services, the applicable zoning, building, housing and other ordinances, restrictions, laws, and regulations affecting the Properties or other matters. Except as otherwise specifically set forth in this Agreement or in any instrument delivered at Closing, Assignee accepts the land and property and all other aspects of the Properties in their present condition, AS IS, without any representations or warranties by Assignor, expressed or implied. Assignee acknowledges that Assignee has ascertained for itself the value and condition of the Properties and Assignee is not relying on, nor has Assignee been influenced by, any representation of Assignor regarding the value or condition of the Properties.

          11.16 Related Agreement. Assignee is party to a Real Estate Purchase and Sale Agreement, dated on or about the date hereof, pursuant to which Assignee intends to acquire the fee interest of REC in the Properties (the "Related Agreement"), which the parties thereto intend to close simultaneously with closing under this Agreement. Assignee's obligation to close under this Agreement is subject to the performance by REC of REC's obligations under the Related Agreement, such that a simultaneous closing may occur. Assignor's obligation to close under this Agreement is subject to the performance by Assignee of Assignee's obligations under the Related Agreement, such that a simultaneous closing may occur.

          11.17 Certain Obligations. Under the terms of the Subleases, Assignee is obligated to (i) maintain the Properties (Paragraph 9.1) and (ii) cause the Properties to comply with all legal requirements (Paragraph 6.2). In addition to Assignnee's acknowledgment that it is accepting the Properties AS IS, Assignee hereby waives, releases, acquits and forever discharges Assignor and its officers, directors, partners, employees, agents, and any other person acting on behalf of Assignor, from any and all claims, actions, causes of action, demands, rights, damages expenses or compensation whatsoever, arising from any defects in the Properties, to the extent such defects would have been Assignee's responsibility to remedy under the Subleases.

          11.18 Indemnity. Paragraph 12.2 of each Sublease requires Assignee to indemnify Assignor against claims for injury to persons and damage to property occurring on the Properties. The parties acknowledge that Assignee's indemnity obligation to Assignor under Paragraph 12.2 of the Subleases shall survive the assignment or termiantion of the Subleases or both, and furhter agrees that such obligation shall extend to REC, as if REC were the landlord under the Subleases.

     12.  APPROVAL BY ASSIGNOR.

          Assignor will have until 5 p.m. (Pacific Time) on March 21, 1995 in which to execute and return to Assignee a fully signed counterpart of this Agreement. Neither the delivery of this Agreement to Assignor for execution nor the delivery of any signed Agreement to Assignee will create a binding contract, or contract by estoppel or otherwise, between the parties. Assignee will have 10 days after receipt of this Agreement signed by Assignor to execute and deliver or transmit (by facsimile or otherwise) to Assignor at its address hereunder a fully executed counterpart of this Agreement, and if not executed and delivered within such time period, this Agreement will be null and void and neither party will thereafter have any obligation or liability to the other party pursuant to this Agreement.

          IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed as of the date set forth above.

Assignor:          REAL ESTATE PROPERTIES LIMITED PARTNERSHIP,
                   an Oregon limited partnership, by FMGP
                   Associates, an Oregon limited partnership, its general partner, by FMGP Incorporated, a Delaware corporation, its general partner


                        By:  DAVID W. RAMUS
                             ----------------------------------------
                        Title:  David W. Ramus
                                -------------------------------------
                        Date Executed:  3/13/95
                                        -----------------------------

Assignee:          FRED MEYER, INC., a Delaware corporation


                        By:  SCOTT L. WIPPEL
                             ----------------------------------------
                             Scott L. Wippel, Senior Vice President
                             ----------------------------------------
                        Date Executed:  3/14/95
                                        -----------------------------


                           EXHIBIT A-1
                           -----------
             Legal Description - Hawthorne Property


PARCEL I:
- --------

Lots 1-16, inclusive, Block 1, SUNNYSIDE ADDITION, in the City of
Portland, County of Multnomah and State of Oregon. TOGETHER WITH that portion vacated of SE Madison Street which inured thereto by reason of Ordinance vacating SE Madison Street recorded
December 4, 1970 in Book 762, page 1551.

PARCEL II:
- ---------

Lots 1-16, inclusive, Block 2, SUNNYSIDE ADDITION, in the City of
Portland, County of Multnomah and State of Oregon.

EXCEPT the East 12 feet of Lots 8 and 9 of said Block 2, described in deeds to the City of Portland, recorded October 16, 1962 in Book 2139, page 424 and Book 2139, page 428.

TOGETHER WITH that portion of vacated SE Madison Street which inured thereto by reason of Ordinance vacating SE Madison Street recorded December 4, 1970 in Book 762, page 1551.


                           EXHIBIT A-2
                           -----------
             Legal Description - Hazel Dell Property

PARCEL I
- --------

BEGINNING at an iron pipe set at the Northeast corner of Lot 20, Alexander Tracts in the Northeast quarter of Section 10, Township 2 North, Range 1 East, Willamette Meridian; thence South 5 degrees 59'15" West along the East line of said Lot 20 a distance of
111.00 feet to a railroad spike marking the Southeast corner thereof; thence South 88 degrees 17'00" West along the South line of said Lot 20, a distance of 292.01 feet to the East right of way line of SR 5; thence North 1 degree 43'00" West along the East right of way line of said SR 5 a distance of 110.00 feet to the North line of said Lot 20; thence North 88 degrees 17'00" East along the North line of said Lot 20 a distance of 306.90 feet to the point of beginning.

PARCEL II
- ---------

That portion of the Northeast quarter of the Northeast quarter of
Section 10, Township 2 North, Range 1 East of the Willamette
Meridian, in Clark County, Washington, described as follows:

BEGINNING at a point that is South 89 degrees 05' West 71.35 feet and South 5 degrees 59'15" West 284.33 feet fron the Northeast corner of said Section 10, said point of beginning also being on the Westerly line of N.E. Highway 99; thence continuing South 5 degrees 59'l5" West along the Westerly line of said N.E. Highway 99, a distance of 823.54 feet to the Northeast corner of the Alexander Tract, according to the plat thereof, recorded in Volume "E" of Plats, page 1 records of said County; thence South 88 degrees 17'00" West along the North line of said Alexander tracts, a distance of 306.90 feet to the Easterly right of way line of Primary State Highway No. 1 as conveyed to the State of Washington by deed recorded under Auditor's File No. G 200257; thence North 3 degrees 45' East along said Easterly right of way line to an inner corner in said Easterly line; thence North 88 degrees 27'15" East 11.10 feet to the West line of that tract conveyed to Vanoak Corporation by deed recorded under Auditor's File No. G 628799; thence South 12 degrees 42'15" East along the West line of said Vanoak tract, a distance of 76.72 feet to the Southwest corner thereof; thence North 89 degrees 04' East along the South line of said Vanoak tract, 134.36 feet to the Southeast corner thereof; thence South 5 degrees 59'l5" West along the Southerly extension of the East line of said Vanoak tract, 126.76 feet; thence South 84 degrees 00'45" East 180.00 feet to the point of beginning.

PARCEL III
- ----------

That certain portion of the Northeast quarter of the Northeast quarter of Section 10, Township 2 North, Range 1 East, Willamette
Meridian in the County of Clark and State of Washington, more particularly described as follows:



BEGINNING at a point that is South 46.88 feet and West 422.41 feet fron the Northeast corner of said Section 10, said point being the intersection of the Southerly line of N.E. 78th Street and the Easterly line of Primary State Highway No. 1 and running thence South 12 degrees 42'15" East 96.71 feet; thence North
89 degrees 05' East 134.36 feet; thence North 5 degrees 59' East
98.26 feet to the Southerly line of N.E. 78th Street; thence South 88 degrees 05'15" West, along said Street, 165.96 feet to the point of beginning.

EXCEPTING from the above described Parcel III the North 10 feet thereof conveyed to Clark County, Washington, a municipal corporation by deed recorded June 17, 1985, as Auditor's File
No. 8506170112.


                           EXHIBIT A-3
                           -----------
            Legal Description - Raleigh Hills Property


A tract of land located in Section 13, Township 1 South, Range 1
West of the Willamette Meridian, in the County of Washington and State of Oregon, and more particularly described as follows:

Commencing at the intersection of the Southerly line of the Beaverton Hillsdale Highway (County Road No. 669) and the West line of the Northeast quarter of the said Section 13, which intersection is on the Westerly line of that tract of land conveyed to Harry M. Baker and wife by deed recorded in Deed Book 288, page 103, Washington County Deed Records; thence South
01 degrees 24'40" West along the Westerly line of the said Baker tract a distance of 204.68 feet to the Southeast corner of that tract of land conveyed to Portland Federal Savings and Loan Association by that Warranty Deed recorded in Deed Book 459, page 264, Washington County Deed Records, and the true point of beginning of this description; thence South 01 degrees 24'40"
West along the West line of the said Baker tract a distance of
63.32 feet to the Southwest corner thereof; thence South 01 degrees 24'40" West along the West line of that tract of land conveyed to George Krueger and wife by deed recorded in Book 229, page 651, Washington County Deed Records, a distance of 184.60 feet to an angle point therein and to the most
Easterly Southeast corner of that tract of land leased to United States National Bank of Oregon, as described in that Memorandum of Lease recorded in Book 646, page 295, Washington County Deed Records; thence South 27 degrees 04'50" West along the Southerly line thereof, a distance of 66.70 feet to the most Southerly Southeast corner thereof; thence South 75 degrees 43'50" West a distance of 60.00 feet to the Southwest corner thereof; thence 155.22 feet along the arc of a 1,145.92 foot radius circular curve to the left (long chord is 153.11 feet and bears South
41 degrees 50'43" East) to a point of compound curve; thence
168.03 feet along the arc of a 174.50 foot radius circular curve to the left (long chord is 161.98 feet and bears South
72 degrees 32'32" East) to a point in the Northwesterly line of SW Scholls Ferry Road, said point being South 56 degrees
16'30" West a distance of 23.33 feet from the Southwesterly line of the said Krueger tract; thence Southwesterly along the Northwesterly line of SW Scholls Ferry Road, South 56 degrees
16'30" West a distance of 74.38 feet to the most Easterly corner of that tract of land conveyed to the State of Oregon by deed recorded in Book 430, page 45, of the Washington County Deed Records; thence South 61 degrees 21'30" West along the
Northwesterly line of the said State of Oregon tract a distance of 293.40 feet to an angle point therein; thence North 77 degrees 08'30" West along the Northerly line, thereof, a distance of
64.00 feet to an angle point therein; thence South 56 degrees
16'30" West along the Northwesterly line thereof, a distance of 40.00 feet to an angle point therein; thence South 04 degrees 41'30" West along the West line, thereof, a distance of 16.09 feet to the most Easterly corner of that tract of land leased to the Union Oil Company of California as described in that lease recorded in Book 502, page 456, of the Washington County Deed Records; thence North 33 degrees 43'30" West along the Northeasterly line, thereof, a distance of 44.63 feet to the most Northerly corner thereof; thence South 55 degrees 16'30" West along the Northwesterly line thereof, a distance of 153.50 feet to the most Westerly corner thereof; thence South 33 degrees 43'30"
East along the Southwesterly line, thereof, a distance of
5.84 feet to the most Easterly Northeast corner of that tract of land conveyed to CAY, Incorporated, an Oregon corporation, as described in Book 511, page 494 of the Washington County
Deed Records; thence along the Northeast line of the said
CAY, Incorporated tract 100.21 feet along the arc of a
100.00 foot radius circular curve to the right (long chord is 96.07 feet and bears North 66 degrees 51'10" West) to a point of tangency; thence North 38 degrees 08'40" West along the East line of the said CAY, Incorporated tract, a distance of
394.78 feet to an angle point therein; thence North 88 degrees
39'20" West along the North line, thereof, a distance of
87.05 feet to a point on the West line of that tract of land conveyed to Hollywood Company as described in Book 439, page 706 of the Washington County Deed Records; thence
North 01 degrees 41'20" East along the West line of the said
Hollywood Company tract a distance of 618.03 feet to the South line of the said Beaverton Hillsdale Highway; thence South
88 degrees 32'40" East along said South line a distance of
710.00 feet to a point that is 100.00 feet West of the West line of the Northeast quarter of the said Section 13; thence South
01 degrees 24'40" West parallel to and 100.00 feet West of said Baker Westerly line a distance of 204.88 feet to the Southwest corner of the said Portland Federal Savings and Loan Association tract; thence South 88 degrees 32'40" East along the South line of the said Portland Federal Savings and Loan Association tract a distance of 100.00 feet to the true point of beginning of this description.

EXCEPTING THEREFROM that portion as described in deed to Washington County, a political subdivision of the State of Oregon, recorded August 27, 1990 as Fee No. 90-46313.


                            EXHIBIT B
                            ---------

              RALEIGH HILLS FLYING A SERVICE STATION
               7550 SW Beaverton-Hillsdale Highway
                         Portland, Oregon


1.   A Report on Underground Storage Tank Decommissioning and
     Soil Cleanup, dated March 1, 1993.

2.   A Report on Third Quarter Groundwater Monitoring, dated
     March 22, 1993.

3.   A Report on Additional Subsurface Investigation, dated
     January 21, 1994.



               RALEIGH HILLS UNOCAL SERVICE STATION

l.   Report of Remedial Action dated December 22, 1989.

2.   Site Contamination Study dated November 9, 1990.

3.   Drywell Removal Report dated July 15, 1992.

4.   Results of Quarterly Ground Water Monitoring dated October
     1992, February 1994, April 1994, and August 1994.




                EXHIBIT C - LEASE ASSIGNMENT FORM
                ---------------------------------

RECORDING REQUESTED            |
BY AND WHEN RECORDED           |
RETURN TO:                     |
                               |
_______________________        |
P.O. Box 42121                 |
Portland, Oregon  97242        |
Attn:  RTC MO/CLD              |


                    LEASE ASSIGNMENT AGREEMENT


     This Lease Assignment Agreement (this "Agreement"), dated as of _______________, between REAL ESTATE PROPERTIES LIMITED PARTNERSHIP, an Oregon corporation whose address is Suite 200, 15115 SW Sequoia Parkway, Portland, OR 97224 ("Assignor"), and ______________________,
a Delaware corporation, whose address is ___________________________ ("Assignee"), recites and provides as follows:

     FOR good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns, transfers, conveys and delivers to Assignee all of Assignor's right, title and interest in and to each of the lease agreements referenced on Exhibit A hereto (the "Lease Agreements"). The rights conveyed hereby are referred to herein as the "Leasehold Interests".

     Assignee hereby accepts the foregoing assignment. Assignee agrees to assume Assignor's obligations under the Lease Agreements, provided, however, that Assignee does not assume, and Assignor shall remain fully responsible for, and agrees to discharge, any obligations or liabilities under such Lease Agreements that either (i) are not disclosed on the face of the copies of such Lease Agreements provided by Assignor to Assignee, or (ii) accrued or arose from or out of a set of facts existing prior to the date hereof ("Assignor's Liabilities"). Assignee will indemnify, defend and hold harmless Assignor from and against liabilities, costs, expenses and damages, including attorneys' fees, arising from Assignee's failure to perform its obligations hereunder, except for liabilities that arise from Assignor's failure to perform its obligations hereunder or to discharge Assignor's Liabilities. Assignee assumes no liabilities or obligations of Assignor of any nature whatsoever, whether or not accrued or affixed, absolute or contingent, known or unknown, determined or determinable, or incurred prior to, on or after the Closing Date.

     Assignor represents, warrants and covenants to and with Assignee that: (1) Assignor has good and indefeasible title to the Leasehold Interests, subject to no encumbrances created or suffered by Assignor other than the matters identified on Exhibit B hereto; (2) Assignor has the full right, power and authority to assign the Leasehold Interests to Assignee in accordance herewith; and (3) Assignor will defend Assignee's right, title and interest in and to the Leasehold Interests from and against any claim by, through or under Assignor.


     This Agreement shall bind and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors, heirs, and permitted assigns. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement binding on all the parties. Each party agrees, at the request of the other party, at any time and from time to time after the date hereof, to execute and deliver all such further documents, and to take and forbear from all such action, as may be reasonably necessary or appropriate in order more effectively to perfect the transfers of rights contemplated herein or otherwise to confirm or carry out the provisions of this Agreement.

EXECUTED effective the date first written above.

[signature and acknowledgment forms]